EXHIBIT A


         First Trust North American Energy Infrastructure Fund

         First Trust Tactical High Yield ETF

         First Trust Senior Loan Fund

         First Trust Strategic Income ETF

         First Trust Enhanced Short Maturity ETF

         First Trust Low Duration Opportunities ETF

         First Trust Long Duration Opportunities ETF